CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                           EQUITY CAPITAL GROUP, INC.

     We the undersigned President and Secretary of Equity Capital Group, Inc. do hereby certify: That the Board of Directors of said corporation at a meeting duly convened, held on the 24th day of June, 1999, adopted a resolution to amcad the original articles of incorporation as follows

     Article I is hereby amended to read as follows:

     The complete name of the Corporation is:

                       VOICE MOBILITY INTERNATIONAL, INC.

     Article IV is hereby amended to read as follows:

     This corporation shall have the authority to issue two (2) classes of capital stock the total of which shall be 51,000,000 shares. The classification and par value of 50,000,000 shares shall be common voting stock having a par value of $.001 per share, and each share shall be entitled to the same dividend, liquidation, and voting rights; the classification and par value of 1,000,000 shares shall be preferred stock having a par value of $.001 per share. Said preferred stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.

     A new Article XI is hereby adopted to read as follows:

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada Law.

     A new Article XII is hereby adopted to read as follows:

     The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under Nevada Law.

     The number of shares of the corporation outstanding and entitled to vote on amendments to the Articles of Incorporation is 2,315,000; that the said amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote hereon.

              /s/Robert L. Cashman                     /s/John W. Vilagi
              --------------------------               -----------------------
               Robert Cashman, President               John Vilagi, Secretary

          State of California
          County of Orange

     On June 24, 1999,  personally  appeared before me, a Notary Public,  Robert
Cashman  aad  John  Vilagi,   who  acknowledge  that  they  executed  the  above
instrument.

                              Karen J. Fowler
                            Commission #1169310
                            Notary Public California
                               Orange County
                             /s/ Karen J. Fowler
                             Signature of Notary
                            (Notary Stamp or Seal)